Exhibit 99.01

OGE Energy Corp. announces 1st quarter results

Company affirms 2009 earnings guidance

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex LLC, today reported earnings of $0.18 per diluted share for the three months ended March 31, 2009, compared with $0.14 per share for the first quarter of 2008.

Enogex, a midstream natural gas pipeline business, recorded earnings of $0.16 per share, compared with $0.24 per share in the year-ago quarter. OG&E, a regulated electric utility, posted earnings of $0.01 per share in the first quarter, compared with a loss of $0.12 per share in the first quarter last year. The holding company (including the marketing business) posted earnings of $0.01 per share in the first quarter, compared with $0.02 per share in the first quarter of 2008.

OGE Energy today also reaffirmed its 2009 full-year earnings guidance of $2.30 to $2.60 per share.

“We’re pleased to report solid results for the first quarter, despite a weaker economy, lower commodity margins and milder weather,” said Pete Delaney, OGE Energy chairman, president and CEO. “The results reflect our active management of operating and capital costs at both OG&E and Enogex.”

Discussion of First Quarter 2009

OGE Energy reported gross margin on revenues of $253 million in the first quarter, compared with $246 million a year ago. Operating income was $52 million, compared with $48 million in the year-earlier quarter. Net income attributable to OGE Energy was $17 million in the first quarter, compared to $13 million in the year-ago quarter.

OG&E reported gross margin on revenues of $166 million in the first quarter, compared with $146 million in the comparable quarter last year. The increase was due primarily to revenues associated with the Redbud power plant, acquired in September 2008. In the first quarter, the positive effect of customer growth was offset by milder wintertime weather compared to the year-earlier period. OG&E recorded first-quarter 2009 net income of $1.3 million, compared with a net loss of $11.3 million in the comparable quarter a year ago.

Enogex reported gross margin on revenues of $85 million in the first quarter, compared with $95 million in the comparable quarter last year. The decrease was primarily due to the lower commodity spreads in the gathering and processing business, partially offset by higher margins in the transportation and storage business. Net income was $15 million in the first quarter, compared with $23 million in the same period last year.

2009 Outlook

OGE Energy has reaffirmed its 2009 consolidated earnings guidance at $2.30 - $2.60 per diluted share. The guidance assumes approximately 96 million to 97 million average diluted shares outstanding and normal weather.

The 2009 guidance includes:

•	OG&E: $1.83 to $1.98 per share on net income of $177 million to $191 million.

•	Enogex: $0.53 to $0.70 per share on net income of $51 million to $68 million.

•	Holding company (including the marketing business): a loss of $0.05 to $0.10 per share on a net loss of $5 million to $10 million.

More information regarding the Company’s 2009 earnings guidance and first-quarter financial results is contained in the Company's Form 10-Q filed today with the Securities and Exchange Commission.

Conference Call Webcast

OGE Energy will host a conference call for discussion of the results and 2009 outlook on Wednesday, May 6, at 8 a.m. CDT. The conference will be available through www.oge.com.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 772,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex LLC, a midstream natural gas pipeline business with principal operations in Oklahoma.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, actions of rating agencies and their impact on capital expenditures; the Company’s ability and the ability of its subsidiaries to access capital markets and obtain financing on favorable terms; prices and availability of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; the discontinuance of regulated accounting principles under SFAS No. 71; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including Risk Factors and Exhibit 99.01 to the Company’s Form 10-K for the year ended December 31, 2008.

*Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)		Three Months Ended
March 31
2009		2008
(In millions, except per share data)
OPERATING REVENUES
Electric Utility operating revenues	$336.7	$386.4
Natural Gas Pipeline operating revenues	269.9	608.3
Total operating revenues	606.6	994.7
COST OF GOODS SOLD (exclusive of depreciation and amortization shown below)
Electric Utility cost of goods sold	159.1	228.8
Natural Gas Pipeline cost of goods sold	194.1	520.0
Total cost of goods sold	353.2	748.8
Gross margin on revenues	253.4	245.9
Other operation and maintenance	116.5	125.2
Depreciation and amortization	62.6	50.7
Taxes other than income	22.3	21.9
OPERATING INCOME	52.0	48.1
OTHER INCOME (EXPENSE)
Interest income	0.7	0.9
Allowance for equity funds used during construction	1.3	---
Other income	6.5	3.9
Other expense	(2.3)	(2.5)
Net other income	6.2	2.3
INTEREST EXPENSE
Interest on long-term debt	31.4	23.4
Allowance for borrowed funds used during construction	(1.1)	(0.7)
Interest on short-term debt and other interest charges	2.4	6.5
Interest expense	32.7	29.2
INCOME BEFORE TAXES	25.5	21.2
INCOME TAX EXPENSE	7.9	6.6
NET INCOME	17.6	14.6
Less: Net income attributable to noncontrolling interest	0.8	1.6
NET INCOME ATTRIBUTABLE TO OGE ENERGY	$16.8	$13.0
BASIC AVERAGE COMMON SHARES OUTSTANDING	94.7	91.9
DILUTED AVERAGE COMMON SHARES OUTSTANDING	95.3	92.5
BASIC EARNINGS PER AVERAGE COMMON SHARE
ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.18	$0.14
DILUTED EARNINGS PER AVERAGE COMMON SHARE
ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.18	$0.14

OGE Energy Corp.
financial and statistical data
(unaudited)	Three Months Ended
	March 31
	2009	2008
	(In millions)
ELECTRIC UTILITY
Operating revenues by classification
Residential	$136.3	$146.4
Commercial	79.4	89.4
Industrial	32.8	46.6
Oilfield	28.9	32.6
Public authorities and street light	31.5	36.1
Sales for resale	12.7	15.3
Provision for rate refund	(0.2)	---
System sales revenues	321.4	366.4
Off-system sales revenues	5.9	12.3
Other	9.4	7.7
Total operating revenues	$336.7	$386.4
Sales of electricity - MWH (a) sales by classification
Residential	2.0	2.2
Commercial	1.4	1.4
Industrial	0.9	1.0
Oilfield	0.7	0.7
Public authorities and street light	0.6	0.6
Sales for resale	0.3	0.4
System sales	5.9	6.3
Off-system sales	0.2	0.2
Total sales	6.1	6.5
Number of customers	771,909	765,165
Average cost of energy per KWH (b) - cents
Natural gas	3.793	7.598
Coal	1.544	1.074
Total fuel	2.226	3.118
Total fuel and purchased power	2.575	3.440
Degree days
Heating
Actual	1,675	1,814
Normal	1,963	1,982
Cooling
Actual	23	12
Normal	8	9
NATURAL GAS PIPELINE
Operating revenues (before intercompany eliminations)	$190.1	$266.7
Operating income	$31.8	$45.6
Net income attributable to Enogex LLC	$15.4	$22.5
Net cash (used in) provided from operating activities	$(8.6)	$18.5
Capital expenditures	$73.3	$62.3
New well connects (includes wells behind CRP's (c)) (d)	77	85
New well connects (excludes wells behind CRP's) (d)	40	39
Gathered volumes - Tbtu/d (e)	1.24	1.07
Incremental transportation volumes - Tbtu/d	0.42	0.40
Total throughput volumes - Tbtu/d	1.66	1.47
Natural gas processed - Tbtu/d	0.64	0.62
Natural gas liquids sold (keep-whole) - million gallons	21	53
Natural gas liquids sold (purchase for resale) - million gallons	70	40
Natural gas liquids sold (percent-of-liquids) - million gallons	8	5
Total natural gas liquids produced - million gallons	99	98
Average net sales price per gallon	$0.625	$1.354
Estimated realized keep-whole spreads (f)	$2.85	$7.03

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Central receipt points.
(d) As reported to management by third parties.
(e) Trillion British thermal units per day.

(f)  The estimated realized keep-whole spread is an approximation of the spread between the weighted-average sales price of the retained NGL commodities and the purchase price of the replacement natural gas shrink. The spread is based on the market commodity spread less any gains or losses realized from keep-whole hedging transactions. The market commodity spread is estimated using the average of the Oil Price Information Service daily average posting at the Conway, Kansas market for NGL and the Inside FERC monthly index posting for Panhandle Eastern Pipe Line Co. Texas, Oklahoma for the forward month contract for natural gas prices.